Exhibit 99.1

Predictive Technology Group Names Senator Orrin G. Hatch and Ronald Barhorst to Its Board of Directors

Seven-term U.S. Senator and 25-year financial services executive bring considerable legal, financial and governance expertise to the Board of Directors

SALT LAKE CITY, March 19, 2019 -- Predictive Technology Group, Inc. (OTC PINK: PRED), a leader in the use of data analytics for disease identification and subsequent therapeutic intervention through precision therapeutic treatments, announces the appointment of Senator Orrin G. Hatch and Ronald Barhorst to the company’s Board of Directors, effective immediately. Senator Hatch brings experience from his seven terms as a U.S. Senator including serving as a member and/or chair of various U.S. Senate committees. Mr. Barhorst brings 25 years of experience as a senior executive in the financial services industry and has served as an advisor to the company or its predecessors for nearly 10 years. These two appointments expand Predictive’s Board to six including four independent directors.

“We are pleased that Senator Orrin Hatch and Ronald Barhorst have chosen to join Predictive’s Board, bringing their wealth of experience and proven expertise in governance, regulatory, commercial, legal and financial matters,” said Bradley C. Robinson, CEO of Predictive Technology Group. “Their extensive backgrounds and experience are ideally suited for contributions to Predictive as we continue to mature and evolve as a publicly reporting company. We are honored that Senator Hatch and Mr. Barhorst have offered to generously share their time and expertise in support of our goal at Predictive of improving the quality of life of millions who may benefit from applying our novel precision medicine approach to underserved indications. We welcome them to our Board.”

“I’m excited to join Predictive and support its mission of delivering needed personalized care to millions of individuals through the commercialization of industry-leading breakthroughs in both genetics and cellular therapy,” said Senator Hatch. “Predictive’s approach to precision medicine holds the promise of offering tremendous relief to those suffering from chronic ailments and debilitating pain. I have witnessed the pain and suffering of endometriosis at a personal level as it has impacted my family. I look forward to working toward achieving the company’s goals.”

Senator Hatch is an attorney and retired politician who served as a U.S. Senator from Utah for 42 years. First elected in 1976, he was the longest-serving Republican U.S. Senator in history.  Senator Hatch served as either the chair or ranking minority member of the Senate Judiciary Committee from 1993 to 2005. He previously chaired the Senate Committee on Health, Education, Labor, and Pensions from 1981 to 1987. Senator Hatch also served as Chairman of the Senate Finance Committee. On January 3, 2015, after the 114th United States Congress was sworn in, Hatch became President pro tempore of the Senate. Senator Hatch retired from the U.S. Senate in 2019.

“Similar to Senator Hatch, my family has had personal experience with the chronic pain and suffering of endometriosis,” said Mr. Barhorst. “Having had the opportunity to work with Predictive or its predecessor companies for close to a decade, I am deeply committed to the company’s mission and team.  I’m accepting a position on Predictive’s board of directors to represent all stakeholders, including those suffering from diseases such as endometriosis.”

Mr. Barhorst is chair of The California State University Foundation. He is retired as president and chief executive officer of ING Financial Advisers, LLC and ING Investment Advisors, LLC and Systematized Benefits Administrators, Inc. He was also head of national accounts, healthcare and government markets. He previously served as director of residential services for Montgomery County Board of Mental Retardation and Development Disabilities and as treasurer for the Ohio Private Residential Services Association and Executive Director of Choices in Community Living, a non-profit organization he developed. Mr. Barhorst has served on numerous non-profit boards, including the California Business Roundtable for Education Excellence.

About Predictive Technology Group, Inc.
Predictive Technology Group aims to revolutionize patient care through predictive data analytics, novel gene-based diagnostics and companion therapeutics through its subsidiaries Predictive Therapeutics, Predictive Biotech, Predictive Diagnostics and Predictive Laboratories.  These subsidiaries are focused on endometriosis, scoliosis, degenerative disc disease and human cell and tissue products.  The subsidiaries use genetic and other information as cornerstones in the development of new diagnostics that assess a person’s risk of illness and therapeutic products designed to identify, prevent and treat diseases more effectively.  Additional information is available at Predtechgroup.com, Predrx.com and Predictivebiotech.com.

Forward-Looking Statements
To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for human cell and tissue products and other pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, availability of raw materials, availability of additional intellectual property rights, availability of future financing sources, the regulatory environment, and other risks the Company may identify from time to time in the future.